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                          CLIFTON SAVINGS BANK, S.L.A.
                           DIRECTORS' RETIREMENT PLAN
                     (AS AMENDED AND RESTATED JUNE 11, 2003)


     SECTION 1. PURPOSES. The purposes of the Clifton Savings Bank, S.L.A. Directors' Retirement Plan are to recognize the valuable and faithful years of service provided by Directors, to assist the Bank in attracting and retaining highly-qualified individuals to serve as members of the Board of Directors, and to encourage Directors to relinquish their membership on the Board of Directors while providing advice as Directors Emeriti, thereby ensuring the efficient transfer of responsibility to their successors.


     SECTION 2. DEFINITIONS.


     (a) "Actuarial Equivalent" means an actuarial equivalent sum determined using the mortality table prescribed by the Internal Revenue Service pursuant to
Section 417(e)(3) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations issued thereunder, and a discount rate equal to the mid-term Applicable Federal Rate as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, compounded monthly.


     (b) "Annual Fees and Retainer" means, for non-employee directors, the sum of (i) the annual retainer and (ii) the annual fees paid to a Director assuming the Director attended all meetings of the Board of Directors. In the case of an employee director, "Annual Fees and Retainer" means the sum of (i) the annual retainer and (ii) the annual fees that would have been paid to a non-employee director who attended all meetings of the Board of Directors. In the case of a Chairman of the Board of Directors who is also an employee, "Annual Fees and Retainer" means 137.5% of (i) the annual retainer and (ii) the annual fees that would have been paid to a non-employee director who attended all meetings of the Board of Directors.


     (c)  "Bank" means Clifton Savings Bank, S.L.A.

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     (d)  "Beneficiary" means the person, persons or entity designated by the
Participant or, in the absence of such designation, as determined under Section 9, to receive any benefits payable under the Plan.


     (e) "Board of Directors," for purposes of this Plan, means the Board of Directors of the Bank, or any affiliate of the Bank including, but not necessarily limited to, any holding company or wholly-owned subsidiary of the Bank.


     (f)  "Change in Control" means any of the following, with respect to the
Bank:

          (i) There occurs a "change in control" of the Bank, as defined or determined either by the Bank's primary regulator or under regulations promulgated by such regulator.


          (ii) As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, the persons who were Directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or its successor.


          (iii) The Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Bank.


          (iv) The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.


     A Change in Control shall not occur solely as a result of a conversion of the Bank from the mutual to the stock form or organization ("Conversion"). Following a Conversion, "Change in Control" shall mean any of the following, with respect to the holding company ("Company") formed in connection with such
Conversion:

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          (v)    The Company merges into or consolidates with another
corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.


          (vi) The Company files, or is required to file, a report on Schedule 13D, or another form or schedule required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, disclosing that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's voting securities, except for beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly owns 50% or more of its outstanding voting securities.


          (vii) During any period of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that each director who is first elected by the Company's Board of Directors (or first nominated for election by the stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period.


          (viii) The Company sells to a third party all or substantially all of its assets.


     (g) "Change in Control Benefit" means the benefit provided upon a Change in Control, pursuant to Section 7 of the Plan.


     (h) "Death Benefit" means the benefit provided upon the death of a Participant, pursuant to Section 5 of the Plan.


     (i) "Director" means any employee or non-employee member of the Board of Directors.

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     (j)  "Director Emeritus" means a Participant who, following retirement, provides such consultation and advice on matters related to the operations and business of the Bank as may be requested from time to time by management or the Board of Directors. A Director Emeritus shall have no obligation to attend meetings of the Board of Directors but may do so. A Director Emeritus attending meetings of the Board of Directors shall have no right to vote and shall receive no additional compensation for attendance.


     (k) "Disability" means an illness that renders a Director unable to perform his or her duties as a member of the Board of Directors, as determined by the Board of Directors based on the written certification of a physician selected by the Board of Directors.


     (l) "Disability Benefit" means the benefit provided upon the Disability of a Participant, pursuant to Section 6 of the Plan.


     (m)  "Effective Date" means June 11, 2003.


     (n) "Participant" means a Director who participates in the Plan pursuant to Section 3 of the Plan.


     (o) "Plan" means this Clifton Savings Bank, S.L.A. Directors Retirement Plan, as amended and restated, and as may be amended from time to time.


     (p)  "Retirement Benefit" means the benefit determined in accordance with
Section 4 of the Plan.


     (q) "Vested Participant" means, for purposes of the Retirement Benefit under the Plan, a Participant who has completed a minimum of three (3) Years of Service and has attained age 68. For purposes of the Disability and Death Benefits under the Plan, "Vested Participant" means a Participant who has completed a minimum of three (3) Years of Service, regardless of

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age. For purposes of the Change in Control Benefit under the Plan, "Vested
Participant" means a Participant who has completed at least one (1) Year of Service, regardless of age.


     (r) "Year of Service" generally means the completion of 12 months of service during the calendar year. However, for purposes of the Plan, a Director shall be deemed to have completed a Year of Service provided the Director has served as a Director for a minimum of one (1) full month during the calendar year. All service as a Director, including periods of service prior to the Effective Date of the Plan, shall be considered in determining completed Years of Service under the Plan.


     SECTION 3. ELIGIBILITY AND PARTICIPATION. Any Director of the Bank may be eligible to participate in the Plan. All Directors serving as of the Effective Date of the Plan and listed in Exhibit A shall be Participants in the Plan. Directors who commence service following the Effective Date shall become Participants only upon designation as such in a resolution of the Board of Directors.


     SECTION 4. RETIREMENT BENEFIT. A Vested Participant who retires from active service on the Board of Directors and agrees to serve as a Director Emeritus shall be entitled to receive an annual Retirement Benefit, payable for the life of the Vested Participant, or in accordance with Section 8 of the Plan. The annual Retirement Benefit amount shall equal a percentage of the sum of the Annual Fees and Retainer (as defined in Section 2(a) of the Plan) paid (or that would have been paid) to the Vested Participant during the twelve (12) month period ending on the last day of the month immediately preceding the date of retirement. This percentage shall be determined by multiplying the Vested Participant's Years of Service (up to a maximum of ten (10)) by ten percent (10%).


     SECTION 5. DEATH BENEFIT.


     (a) If a Vested Participant dies prior to commencement of the Retirement Benefit under the Plan, the Beneficiary shall be entitled to receive an annual Death Benefit, payable in accordance with Section 8 of the Plan, equal to the sum of 100% of the Annual Fees and

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Retainer (as defined in Section 2(a) of the Plan) paid (or that would have been paid) to the Vested Participant during the twelve (12) month period ending on the last day of the month immediately preceding the date of death. This amount shall be paid to the Beneficiary for a period of ten (10) years.


     (b) If a Vested Participant dies after commencement of the Retirement Benefit under the Plan, the Beneficiary shall be entitled to receive an annual Death Benefit, payable in accordance with Section 8 of the Plan, equal to the amount of the annual Retirement Benefit that was being paid to the Participant prior to the date of death. This amount shall be paid to the Beneficiary for a period of years equal to ten (10) minus the number of years the Vested Participant had already received an annual Retirement Benefit under the Plan prior to death.


     (c) Notwithstanding the vesting provisions of Section 4 of the Plan, a Vested Participant shall alway be 100% vested in the Death Benefits provided for under Section 5 of the Plan. Amounts payable under Sections 5(b) and 5(c) of the Plan shall be paid to the Participant's surviving spouse, or to such other Beneficiary(ies) as the Participant may designate in writing pursuant to Section 9 of the Plan. Notwithstanding anything contained herein to the contrary, any benefits payable to a surviving spouse or a designated Beneficiary under the Plan shall cease upon the death of such spouse or designated Beneficiary.


     SECTION 6. DISABILITY BENEFIT. A Vested Participant who incurs a Disability prior to commencement of the Retirement Benefit shall be entitled to receive a Disability Benefit, payable for life, or in accordance with Section 8 of the Plan, equal to the sum of 100% of the Annual Fees and Retainer (as defined in Section 2(a) of the Plan) paid (or, for an employee Director, the Annual Fees and Retainer that would have been paid) to the Participant during the twelve month period ending on the last day of the month immediately preceding the date of termination of service due to Disability. If a Vested Participant dies after commencement of the Disability Benefit under the Plan, the Vested Participant's Beneficiary shall continue to receive the annual Disability Benefit for a period of Years equal to ten (10) minus the number of years the Vested Participant had already received an annual Disability Benefit under the Plan (the "Disability Death Benefit"). Notwithstanding the vesting provisions of Section 4 of the Plan, a


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Vested Participant shall always be 100% vested in the Disability Benefit provided under this Section 6 of the Plan.

        SECTION 7. CHANGE IN CONTROL BENEFIT. Upon a Change in Control, each Vested Participant shall be entitled to receive an annual Change in Control Benefit, payable for the life of the Participant, or in accordance with Section 8 of the Plan, equal to the sum of the Annual Fees and Retainer (as defined in Section 2(a) of the Plan) paid (or that would have been paid) to the Vested Participantduring the twelve (12) month period immediately preceding the date of termination of service due to a Change in Control. Upon a Vested Participant's death following a Change in Control, the Vested Participant's Beneficiary shall continue to receive the annual Change in Control Benefit for a period of years equal to fifteen (15) minus the number of years the Vested Participant had already received an annual Change in Control Benefit under the Plan (the "Change in Control Death Benefit").Notwithstanding the vesting provisions of Section 4 of the Plan, a Vested Participant shall always be 100% vested in the benefits provided under this Section 7 of the Plan.


     SECTION 8. FORM AND TIME OF PAYMENT. The standard form of benefit under the Plan shall be paid in equal monthly installments, computed as one-twelfth (1/12th) of the annual benefit payable pursuant to Sections 4, 5, or 6 or 7 of the Plan. However, at the election of a Participant or Beneficiary, benefits shall be paid in the form of an Actuarial Equivalent lump sum payment. The Participant shall be required to make the lump sum payment election at least twelve (12) months prior to the date of commencement of monthly benefit payments under the Plan or, in the case of a Beneficiary, such election shall be made no later than thirty (30) days following the occurrence of the event which gives rise to the right to receive a benefit under the Plan. Monthly payments shall commence on the first business day of the month following the date the Participant first becomes entitled to receive a benefit under the Plan. A lump sum payment shall be made within sixty (60) days following the date the Participant becomes entitled to receive a benefit under the Plan. Notwithstanding anything in this Section 8 to the contrary, the Board of Directors, in its sole discretion, may authorize the payment of a benefit under the Plan to a surviving spouse or other Beneficiary in the form of an Actuarial Equivalent lump sum payment.

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     SECTION 9. DESIGNATION OF BENEFICIARY. Each Director may designate in writing on a form supplied by and filed with the Bank the individual, trust or estate that shall be the Beneficiary of a Death Benefit or Change in Control Death Benefit payable under the Plan. If a Director fails to effectively designate a Beneficiary, the Director's spouse, if any, will be deemed to be the Beneficiary under the Plan. If the Director fails to effectively designate a Beneficiary and has no spouse, the Director's estate will be the Beneficiary under the Plan. A Beneficiary designation may be changed at any time during the lifetime of the Director by the Director or the Director's authorized agent upon completion of a new Beneficiary designation form in accordance with the terms of the Plan.


     SECTION 10. BANK OBLIGATIONS. The obligations of the Bank hereunder constitute merely the promise of the Bank to make the payments provided for in the Plan. No Director, his or her spouse or his or her designated Beneficiary shall have, by reason of the Plan, any right, title or interest of any kind in or to any property of the Bank and will be relying on the unsecured promise of the Bank to make payments under the Plan. To the extent any Director has a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.


     SECTION 11. PLAN ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Bank. The Board of Directors shall have the power from time to time to construe and interpret the Plan and to establish, amend and revoke guidelines and practices for the administration of the Plan as it shall, from time to time, consider advisable. All decisions and determinations by the Board of Directors in the exercise of this power shall be final, conclusive and binding upon the Bank, Participants and their designated Beneficiaries. The Board of Directors may employ such legal counsel and consultants as it may deem desirable for the administration of the Plan and may rely upon any opinion received from such counsel or consultation.


     SECTION 12. AMENDMENT AND TERMINATION. The Board of Directors of the Bank may at any time amend or terminate the Plan; provided, however, that no amendment or termination shall impair the vested rights of a Participant or Beneficiary to receive the payments which would have been made under the Plan had the Plan not been amended or terminated (based upon Years of Service as a Director prior to the date of such amendment or termination).




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     SECTION 13. MISCELLANEOUS PROVISIONS.


     (a) NON-TRANSFERABILITY. Neither Participants nor their designated Beneficiaries under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber or transfer in advance any of the benefits payable under the Plan, nor shall such benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event a Participant or Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits provided for under the Plan, the Bank's liabilities and obligations under the Plan shall immediately terminate.


     (b) SOURCE OF FUNDS. This Plan is unfunded, and all benefit payments under the Plan shall be made solely from the general assets of the Bank. The Bank shall not be required to set aside funds for the payment of its obligations under the Plan. No Participant shall be permitted to make any contributions to the Plan.


     (c) NO GUARANTEE OF CONTINUED SERVICE. Nothing in the Plan shall be deemed to create any obligation on the part of the Bank or the Board of Directors to nominate any Director for reelection to the Board of Directors.


     (d) REQUIRED REGULATORY PROVISION. No payments will be made under the Plan which would be in violation of 12 USC Sec.1828(k) or 12 USC Sec. 1818(e) or any regulation promulgated thereunder.


     (e) GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey to the extent such state laws are not preempted by federal law.


     (f) SUCCESSORS. The Plan shall be binding on any successors or assigns to the Bank, including, but not limited to, the conversion of the Bank to a capital stock savings association. All

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successors or assigns shall assume the Plan to the extent permitted by law and in a manner that will not impair or diminish any Participant's rights under the Plan.

        (g) NOT A FEE REDUCTION PLAN OR DEFERRAL ARRANGEMENT. The benefits provided by the Plan are granted by the Bank as a fringe benefit to the Director and are not part of any fee reduction plan or an arrangement deferring a bonus or a fee increase.


























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